Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 28, 2014		March 29, 2014		June 29, 2013
Operating income	$68,959			$40,761		$69,856
Restructuring charges	10,865		9,650		—
Adjusted operating income	$79,824			$50,411		$69,856
	/	3	/	2	/	3
	26,608			25,206		23,285
	x	4	x	4	x	4
Annualized operating income	106,432		100,822		93,140
Tax rate	x	9%	x	9%	x	8%
Tax impact	9,579			9,074		7,451
Operating income (tax effected)	$96,853			$91,748		$85,689

Average invested capital	$661,835			$650,061		$647,971
ROIC	14.6%		14.1%		13.2%

	June 28,	March 29,	December 28,	September 28,
	2014	2014	2013	2013
Equity	$760,184	$736,493	$722,021	$699,301
Plus:
Debt—current	4,232	3,901	3,796	3,574
Debt—non-current	263,056	256,090	256,949	257,773
Less:
Cash and cash equivalents	(330,314)	(323,695)	(324,156)	(341,865)
	$697,158	$672,789	$658,610	$618,783

Fiscal 2014 third quarter average invested capital (June 28, 2014, March 29, 2014, December 28, 2013 and September 28, 2013) was $661,835.
Fiscal 2014 second quarter average invested capital (March 29, 2014, December 28, 2013 and September 28, 2013) was $650,061.

	June 29,	March 30,	December 29,	September 29,
	2013	2013	2012	2012
Equity	$679,539	$669,047	$664,515	$649,022
Plus:
Debt—current	2,984	2,893	10,310	10,211
Debt—non-current	258,758	258,789	259,516	260,211
Less:
Cash and cash equivalents	(285,604)	(276,507)	(274,183)	(297,619)
	$655,677	$654,222	$660,158	$621,825

Fiscal 2013 third quarter average invested capital (June 29, 2013, March 30, 2013, December 29, 2012 and September 29, 2012) was $647,971.